Contact:          Thomas E. Kiraly
                  Executive Vice President and
                  Chief Financial Officer
                  (617) 367-2163, Ext. 5101

             CONCENTRA COMPLETES TENDER OFFER FOR SUBORDINATED NOTES

         BOSTON, Mass. (August 17, 1999) - Concentra Managed Care, Inc. (Nasdaq/NM: CCMC) today announced that it has completed previously announced tender offers to purchase all of its outstanding 6% Convertible Subordinated Notes due 2001 and its 4.5% Convertible Subordinated Notes due 2003. The tender offers expired at 5:00 p.m., New York City time, today. As of the expiration time of the tender offers, approximately $97,560,000 principal amount of the 6% Convertible Subordinated Notes, representing approximately 99.8% of such outstanding notes, and approximately $200,400,000 principal amount of the 4.5% Convertible Subordinated Notes, representing approximately 87.1% of such outstanding notes, had been tendered and accepted for payment.

         Concentra is the leading provider and comprehensive outsource solution for cost containment and fully integrated care management in the occupational, auto, and group healthcare markets. Concentra offers prospective and retrospective services to employers and insurers of all sizes, providing pre-employment testing, loss prevention services, first report of loss, injury care, specialist networks and specialized cost containment to the disability and automobile injury markets. Currently, the Company operates the nation's largest network of occupational healthcare centers, managing the practices of approximately 343 physicians located in 201 centers in 61 markets in 32 states. The Company has approximately 1,100 field case managers who provide medical management and return to work services in 49 states, the District of Columbia, and Canada. The Company also has 84 service locations that provide specialized cost containment services including utilization management, telephonic case management, first notice of loss reporting, and retrospective bill review.

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